                                                                    EXHIBIT 99.1

(INTERPHASE LOGO)

                                                                   PRESS RELEASE

FOR IMMEDIATE RELEASE



TRADE CONTACT:                               INVESTOR CONTACT:
Suzanne White                                Joseph Hassett
Interphase Corporation                       Interphase Corporation
214-654-5388                                 (866) 630-INPH
pr@iphase.com                                ir@iphase.com


            INTERPHASE ANNOUNCES 2005 FIRST QUARTER FINANCIAL RESULTS
                    - 60% Sequential Telecom Revenues Growth-


PLANO, TEXAS, APRIL 20, 2005 -- Interphase Corporation (NASDAQ: INPH), an international supplier of next-generation networking technologies, today reported financial results for its first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 rose sequentially from the 2004 4th quarter 19% to $8.8 million. Revenues for the quarter declined when compared to $9.2 million in the first quarter of 2004. The sequential increase was led by a strong performance in the Company's telecom controller business, where revenues were $4.9 million, up 60% from last quarter but down 16% from $5.8 million in the first quarter of 2004. For the quarter, gross profits were $4.8 million or 54% of revenues compared to 53% in the first quarter of 2004. The Company reported first quarter net income of $155,000, or $0.03 per share compared to net income of $275,000, or $0.04 per share in the first quarter of 2004. The Company also reported cash and marketable securities of $20.2 million at the quarter's end while total liabilities were down $900,000 from the end of 2004 and stood at $6.4 million.

"We are excited to be back on the growth path that we charted last year with revenues for the quarter up 19% sequentially" stated Greg Kalush, President and Chief Executive Officer. "With our telecom products up 60% over last quarter, and now three customers representing 10% (or more) of our revenues, our goal of diversification is being realized.

                                     -more-


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INTERPHASE ANNOUNCES 2005 FIRST QUARTER RESULTS, PAGE 2

We are very excited to be selected as the I/O technology provider in so many of the consolidated platforms among the telecom industry's most respected equipment providers, and we are continuing to aggressively pursue these opportunities across the market. We expect that this will remain a significant market for us for many years to come."

ABOUT INTERPHASE CORPORATION

Interphase Corporation (NASDAQ: INPH) designs and delivers high performance connectivity adapters for computer and telecommunication networks. The company's products connect computer and telecommunication servers to storage area networks
(SAN), wide area networks (WAN) and local area networks (LAN) utilizing Fibre Channel, Asynchronous Transfer Mode (or ATM), SS7, Frame Relay and ISDN technologies. Headquartered in the Dallas Ft. Worth Metroplex with sales offices across the globe, Interphase 2004 revenues were $35.0 million. Clients include Hewlett Packard, Ericsson, Motorola Inc., Fujitsu Ltd., Nortel Networks Ltd., Lucent Technologies, Samsung, Lockheed Martin and Raytheon. Additional information about Interphase and its products is available through the company's web site at www.interphase.com.

Safe Harbor

This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company's market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.

                                       ###

The Interphase logo is a registered trademark of Interphase Corporation.

                                     -more-


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INTERPHASE ANNOUNCES 2005 FIRST QUARTER RESULTS, PAGE 3


                             INTERPHASE CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                                  Three Months Ended Mar. 31,
                                                                     2005             2004
                                                                 ------------     ------------
     Revenues                                                    $      8,780     $      9,198
     Income before income tax                                             191              218
     Net income                                                           155              275
     Net income per share (diluted)                                      0.03             0.04
     Weighted average common and dilutive shares                        5,992            6,556

                 SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
                             (AMOUNTS IN THOUSANDS)

                                                                Mar. 31, 2005     Dec. 31, 2004
                                                                -------------     -------------
     Cash and marketable securities                              $     20,199     $     20,513
     Accounts receivable, net                                           4,305            4,976
     Inventories                                                        4,251            3,509
     Property and equipment, net                                        1,211            1,390
     Total assets                                                      31,314           32,098
     Total liabilities                                                  6,403            7,310
     Total shareholders' equity                                  $     24,911     $     24,788